Exhibit 99.1

Health Insurance Innovations, Inc., Reports First Quarter 2013 Financial and Operating Results

- Company to Host Conference Call and Webcast at 8:30 a.m. EDT, Tuesday, May 14 -

TAMPA, Fla., May 13, 2013 (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer and administrator of affordable, cloud-based individual health insurance plans and ancillary products, today reported financial and operating results for the first quarter ended March 31, 2013. The Company will host a conference call and webcast at 8:30 a.m. EDT, Tuesday, May 14.

Company highlights for the first quarter of 2013 include the following:

•	Record quarterly revenue of $12.5 million, representing 47.0% growth from the first quarter of 2012

•	Record quarterly premium equivalents of $22.1 million, representing 40.7% growth from the first quarter of 2012

•	Pre-tax loss for the first quarter of $6.3 million (including certain one-time expenses discussed below)

•	Policies in force as of March 31, 2013, totaled 59,545, a 52.5% increase from 39,045 at March 31, 2012

•	Completion of the Company’s Initial Public Offering (IPO), which raised approximately $60 million of new capital

•	Hiring of the principal of TSG Agency, LLC (“TSG”) as Vice President of Sales in connection with the termination of certain contract rights with TSG

•	Addition of eight new call centers and 690 new licensed agents who sell Company insurance products

“The first quarter of 2013 has been a period of multiple important achievements for Health Insurance Innovations,” said Michael Kosloske, Chairman, President and Chief Executive Officer of HII. “We successfully completed HII’s IPO while making significant progress in expanding our core business of providing affordable health insurance solutions through our team of insurance professionals, licensed sales agents, carriers and other partners, all working together to provide products that meet the evolving demands of the health insurance industry.”

Q1 2013 Operational Highlights

Policies in force have expanded by 52.5% in the first quarter of 2013 to 59,545 compared to 39,045 in the first quarter of 2012. The growth in policy count is driven both by continuous improvement of our products, based upon industry expertise and an acute understanding of customer needs, and by the growth of HII’s distribution network. The vast majority of the Company’s policies are distributed by independent licensed insurance sales agents. During the current quarter, HII has added eight new call centers and 690 new licensed agents. The effort to expand and support this distribution network is a major Company focus, and, by forging these relationships with independent agents, HII can achieve rapid expansion of our sales efforts with limited capital and operating cost investments.

On February 8, 2013, the Company completed its IPO of 4,666,667 shares of Class A common stock priced at $14 per share, which provided approximately $60 million of new equity capital (net of the underwriters’ fees) which HII plans to use to accelerate business growth. In early March 2013, the underwriters purchased 100,000 additional shares in connection with their over-allotment option.

In March 2013, HII terminated certain contract rights with TSG, for an aggregate cash price of $5.5 million. The termination of these contract rights is expected to reduce commissions expense and increase earnings by approximately $1.0 million for a full year, a savings that is expected to increase as policy applications from call centers grow. Simultaneously, Ivan Spinner, founder of TSG, joined HII as Vice President of Sales, expanding HII’s team and capabilities. Since his employment, Mr. Spinner has been involved in establishing new call centers and helping existing call centers in their sales efforts.

“The addition of Ivan Spinner to the HII team, together with the resources provided by our IPO, has put HII on firm footing to continue its near-term growth and to prepare for the implementation of the Patient Protection and Affordable Care Act, PPACA, legislation in January 2014,” added Mr. Kosloske. “All industry participants are focused on the significant changes to health insurance regulations that will be taking place in just under eight months. Given the pervasive nature of the changes and the economics involved, some level of confusion and potential disruptive actions by industry participants is unavoidable. Although these actions by HII competitors are likely to result in headwinds for us for much of 2013, we still expect very positive organic growth in core medical policies on a year over year basis. Beyond 2013, we are confident that the solutions that we offer health insurance consumers will be in demand by a growing portion of the individual health insurance market that is expected to expand dramatically under PPACA.”

HII’s team of seasoned health insurance professionals is continuing daily to work with customers, policy carriers and licensed sales agents to provide the health insurance products, support services and information needed in the current complex and rapidly changing industry marketplace. Although the Company’s share of the estimated 14 million individual major medical policy market is small, it is rapidly growing in large part due to the affordability of the short-term medical, hospital indemnity and ancillary products that the Company offers.

Depending upon the coverage selected by the customer, the cost of family coverage is often thousands of dollars per year less than traditional major medical plans. Although our short-term medical plans are not automatically renewable, with the implementation of health insurance reform, our customers now have an alternative if an illness prevents them from re-applying for an HII short-term policy – they will be able to access the guaranteed issue health plans that will be offered by health insurance exchanges under PPACA beginning in January 2014.

Q1 2013 Financial Highlights

Revenue increased 47.0% on a period over period basis to $12.5 million during the first quarter ended March 31, 2013, compared to $8.5 million in the same period in 2012. Premium equivalents increased 40.7% to $22.1 million in the first quarter of 2013, compared to $15.7 million in the same period in 2012. A reconciliation of premium equivalents to revenues for the three months ended March 31, 2013, and 2012 is included in the financial supplement included in this press release. By policy type, the make-up of revenues was as follows: 57.2% short-term medical; 24.5% hospital indemnity and 18.3% ancillary products.

During the first quarter of 2013, the Company reported a pre-tax loss of $6.3 million in comparison to pre-tax income of $0.8 million in the first quarter of 2012. The primary driver of this quarter’s loss was the TSG transaction. Due to the structure of the transaction, the $5.6 million paid to Ivan Spinner and for related transaction costs were expensed in the first quarter of 2013. In addition, expenses related to the Company’s IPO, including certain share-based compensation expenses, professional fees, and a charge to record a liability triggered by the underwriter’s exercise of the overallotment option, together added approximately $1.9 million in the first quarter. Excluding these charges, the Company would have reported income before tax of approximately $1.2 million.

EBITDA (earnings before interest, taxes, depreciation and amortization) was a loss of $6.1 million for the three months ended March 31, 2013 (without excluding the charges as noted in the paragraph above), compared to $1.2 million of EBITDA in the same period in 2012. A reconciliation of net (loss) income to EBITDA for the three months ended March 31, 2013, and 2012 is included in the financial supplement included in this press release.

Cash used in operations in the first quarter of 2013 was $5.5 million, compared to cash provided by operations of $1.1 million in the first quarter of 2012. The negative cash flow in the first quarter of 2013 was primarily due to the contract termination costs of the TSG transaction discussed above in addition to the IPO related costs that were expensed during the quarter.

2013 Full Year Financial Guidance

For all of 2013, the Company expects its premium equivalents to grow 25% to 35% compared to 2012.

Conference Call and Webcast

The conference call may be accessed by dialing (877) 312-8797 for domestic callers and (678) 825-8236 for international callers. Please specify to the operator that you would like to join the “Health Insurance Innovations First Quarter 2013 Financial Results Call, conference ID#: 48355784.” The conference call will be webcast live under the investor relations section of HII’s website at www.hiiquote.com. The webcast will be archived there for 30 days following the call. Please visit HII’s website 15 minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Health Insurance Innovations, Inc.

Headquartered in Tampa, Florida, Health Insurance Innovations, Inc., is a leading developer and administrator of affordable, cloud-based, individual health insurance plans and ancillary products. We are an industry leader in the sale of 12-month short-term medical insurance plans, which provide an economical alternative to Individual Major Medical plans, while offering similar benefits. Our highly-scalable, proprietary, cloud-based technology platform allows for mass distribution of and online enrollment in our large and diverse portfolio of affordable health insurance offerings, providing customers immediate access to our products through our distribution partners. Anywhere. Anytime. Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, the ability to maintain and enhance our name recognition and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in HII’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Balance Sheets (unaudited)

($ in 000’s, except share amounts)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$31,062	$750
Cash held on behalf of others	4,016	3,839
Credit card transactions receivable	661	588
Short-term investments	18,906	—
Accounts receivable	164	273
Advanced commissions	539	297
Prepaid expenses and other assets	612	217

Total current assets	55,960	5,964

Property and equipment, net of accumulated depreciation	245	213
Capitalized offering costs	—	1,819
Goodwill	5,906	5,906
Intangible assets, net of accumulated amortization	3,734	3,959
Deferred tax assets	1,266	—
Other assets	28	100

Total assets	$67,139	$17,961

Liabilities and stockholders’/member’s equity
Current liabilities:
Accounts payable and accrued expenses	$1,482	$2,062
Carriers and vendors payable	2,993	2,790
Commissions payable	1,553	1,533
Current portion of long-term debt	—	813
Current portion of noncompete obligation	142	155
Income taxes payable	2,319	—
Due to member of Health Plan Intermediaries, LLC	—	773
Other current liabilities	301	345

Total current liabilities	8,790	8,471

Long-term debt, less current portion	—	2,481
Noncompete obligation	613	626
Due to related parties pursuant to tax receivable agreement	377	—
Other liabilities	54	45

Total liabilities	9,834	11,623

Stockholders’/member’s equity:
Class A common stock (par value $0.001 per share, 100,000,000 Shares authorized; 5,295,167 shares issued and outstanding)	5	—
Class B common stock (par value $0.001 per share, 20,000,000 Shares authorized; 8,566,667 shares issued and outstanding)	9	—
Preferred stock (par value $0.001 per share, 5,000,000 shares Authorized; 0 shares issued and outstanding)	—	—
Additional paid-in capital	23,374	—
Accumulated deficit	(4,059)	—
Member’s equity of Health Plan Intermediaries, LLC	—	6,335
Noncontrolling interests	37,976	3

Total stockholders’/member’s equity	57,305	6,338

Total liabilities and stockholders’/member’s equity	$67,139	$17,961

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

($ in 000’s, except per share data)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Revenues (premium equivalents of $22,084 and $15,733 for the three months ended March 31, 2013 and 2012, respectively)	$12,471	$8,523
Third-party commissions	8,037	5,740
Credit cards and ACH fees	265	210
Contract termination expense	5,500	—
General and administrative expenses	4,308	1,423
Depreciation and amortization	244	271

Total operating costs and expenses	18,354	7,644

(Loss) income from operations	(5,883)	879

Other expenses (income):
Interest expense	38	65
Other expense (income)	428	(6)

Net loss (income) before income taxes	$(6,349)	$820
Provision for Income taxes	1,053	—

Net (loss) income	(7,402)	820
Net loss attributable to noncontrolling interests	(3,343)	—

Net (loss) income attributable to Health Insurance Innovations, Inc. and Health Plan Intermediaries, LLC	$(4,059)	$820

Per share data:
Net loss per share attributable to Health Insurance Innovations, Inc.
Basic	$(0.86)

Diluted	$(0.86)

Weighted average shares outstanding
Basic	4,717,731
Diluted	4,717,731

Reconciliation of Net (Loss) Income to EBITDA

For the Three Months Ended March 31, 2013 and 2012

(in thousands)

Unaudited

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net (loss) income	$(7,402)	$820
Interest expense	38	65
Provision for income taxes	1,053	—
Depreciation and amortization	244	271

EBITDA (1)	$(6,067)	$1,156

(1)	“EBITDA” is defined as net income before interest expense, income tax expense and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues

For the Three Months Ended March 31, 2013 and 2012

(in thousands)

Unaudited

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Premium equivalents (1)	$22,084	$15,733
Less risk premium	(9,100)	(6,889)
Less amounts earned by third party obligors	(513)	(321)

Revenues	$12,471	$8,523

(1)	“Premium equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included premium equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

CONTACT:    Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(877) 376 5831 ext.313

mhershberger@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com